As filed with the Securities and Exchange Commission on July 1, 2011
Registration No.    _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CHENIERE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-4352386
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

700 Milam Suite 800
Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)
CHENIERE ENERGY, INC.
2011 INCENTIVE PLAN
(Full title of the plan)
Greg W. Rayford
General Counsel
700 Milam
Suite 800
Houston, Texas 77002
(Name and address of agent for service)
(713) 375-5000
(Telephone number, including area code,
of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ X ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.003 per share(3)	10,000,000 shares	$7.92	$79,200,000	$9,195.12

(1)     Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of shares of common stock registered herein includes an indeterminate number of additional shares that may be issued with respect to the securities registered hereunder by reason of stock dividends, spin-offs, extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations or similar transactions.
(2)     Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, and based upon the average of the high and low sales prices of the Registrant's common stock on the NYSE Amex Equities on June 27, 2011.
(3) Includes the preferred stock purchase rights (as adjusted and as subject to further adjustment upon certain events) associated with the common stock.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan listed on the cover of this registration statement (the “Registration Statement”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been previously filed by Cheniere Energy, Inc. (the “Company”) with the Commission under Commission File Number 001-16383, are incorporated by reference into this Registration Statement, other than any portions of the respective filings that were furnished rather than filed (pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or other applicable Commission rules):

(a)     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Commission on March 3, 2011;

(b)    The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, as filed with the Commission on May 6, 2011;

(c)    The Company's Current Reports on Form 8-K, as filed with the Commission on January 10, 2011, March 8, 2011(two), May 20, 2011, June 6, 2011 and June 22, 2011;

(d)    The description of the Company's common stock, par value $0.003 per share, contained in the Registration Statement on Form 8-A filed with the Commission on March 2, 2001, including any amendments and reports filed for the purpose of updating such description; and

(e)    The description of the Company's rights to purchase Series A Junior Participating Preferred Stock contained in the Company's Registration Statement on Form 8-A filed with the Commision on November 1, 2004, as amended by Amendment No. 1 thereto filed with the Commission on January 24, 2005, as further amended by Amendment No. 2 thereto filed with the Commission on October 24, 2008, including any additional amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K or other applicable Commission rules) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the Common Stock offered hereby is being passed upon for us by Andrews Kurth LLP. Attorneys at the law firm of Andrews Kurth LLP beneficially own 21,600 shares of our Common Stock.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

The Company's restated certificate of incorporation, as amended, provides for indemnification of the Company's directors and officers to the full extent permitted by applicable law. The Company's amended and restated by-laws, as amended, also provide that its directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by law, which generally requires that the individual act in good faith and in a manner he or she reasonably believes to be in or not opposed to the Company's best interests.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In accordance with the Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Company's restated certificate of incorporation, as amended, contains a provision that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, subject to limitations of Section 102(b)(7).

The Company has also entered into indemnification agreements with all of its directors and elected officers. The indemnification agreements provide that the Company will indemnify these officers and directors to the fullest extent permitted by its restated certificate of incorporation, as amended, amended and restated by-laws, as amended, and applicable law. The indemnification agreements also provide that these officers and directors shall be entitled to the advancement of fees as permitted by applicable law and sets out the procedures required under the agreements for determining entitlement to and obtaining indemnification and expense advancement.

The Company maintains insurance policies that provide coverage to its directors and officers against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits have been filed as a part of this Registration Statement and are specifically incorporated by reference:

Exhibit No.	Description
†4.1
Restated Certificate of Incorporation of the Company. (Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004 (SEC File No. 001-16383), filed on August 10, 2004).

†4.2
Certificate of Amendment of Restated Certificate of Incorporation of the Company. (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (SEC File No. 001-16383), filed on February 8, 2005).

†4.3
Certificate of Amendment of Restated Certificate of Incorporation of the Company. (Incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-8 (SEC File No. 333-160017), filed on June 16, 2009).

†4.4	Amended and Restated By-laws of the Company. (Incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-8 (SEC File No. 333-112379), filed on January 30, 2004).
†4.5
Amendment No. 1 to Amended and Restated By-laws of the Company. (Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on May 6, 2005).

†4.6
Amendment No. 2, dated September 6, 2007, to the Amended and Restated By-Laws of Cheniere Energy, Inc. (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (SEC File No. 001-16383), filed on September 12, 2007).

†4.7
Specimen Common Stock Certificate of the Company. (Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Commission File No. 333-10905), filed on August 27, 1996).

†4.8
Certificate of Designation of Series A Junior Participating Preferred Stock. (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (Commission File No. 001 16383), filed on October 14, 2004).

†4.9
Rights Agreement by and between the Company and U.S. Stock Transfer Corp., as Rights Agent, dated as of October 14, 2004. (Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K (Commission File No. 001-16383), filed on October 14, 2004).

†4.10
First Amendment to Rights Agreement by and between the Company and U.S. Stock Transfer Corp., as Rights Agent, dated January 24, 2005. (Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K (Commission File No. 001-16383), filed on January 24, 2005).

†4.11
Second Amendment to Rights Agreement by and between the Company and Computershare Trust Company, N.A. (formerly U.S. Stock Transfer Corp.), as Rights Agent, dated as of October 24, 2008. (Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K (Commission File No. 001-16383), filed on October 24, 2008).

†4.12
Certificate of Designations of Series B Preferred Stock of Cheniere Energy, Inc. (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (Commission File No. 001-16383), filed on August 18, 2008).

†4.13
Amended and Restated Certificate of Designations of Series B Preferred Stock of Cheniere Energy, Inc. (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (Commission File No. 001-16383), filed on December 23, 2010).

†4.14
Form of Series B Preferred Stock Certificate of Cheniere Energy, Inc. (Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K (Commission File No. 001-16383), filed on August 18, 2008).

†4.15	Cheniere Energy, Inc. 2011 Incentive Plan. (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (Commission File No. 001-16383), filed on June 22, 2011).
*5.1	Opinion of Andrews Kurth LLP.
*23.1	Consent of Andrews Kurth LLP (included in Exhibit 5.1).
*23.2	Consent of Ernst & Young LLP.
*24.1	Powers of Attorney (included on signature page).

†Incorporated by reference.
* Filed herewith.

Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 1, 2011.

CHENIERE ENERGY, INC.

By: /s/ Charif Souki
Name: Charif Souki
Title: Chief Executive Officer, President and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Cheniere Energy, Inc. hereby constitutes and appoints Charif Souki and Meg A. Gentle, and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and file any or all amendments (including, without limitation, post-effective amendments) to this registration statement and any and all registration statements pursuant to Rule 462(b) of the Securities Act of 1933, with any and all exhibits thereto, and all other documents required to be filed therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto each such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he or she himself or herself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charif Souki	Chief Executive Officer, President and Chairman of the Board	June 30, 2011
Charif Souki	(Principal Executive Officer)

/s/ Meg A. Gentle	Senior Vice President and Chief Financial Officer	June 30, 2011
Meg A. Gentle	(Principal Financial Officer)

/s/ Jerry D. Smith	Vice President and Chief Accounting Officer	June 30, 2011
Jerry D. Smith	(Principal Accounting Officer)

/s/ Vicky A. Bailey	Director	June 30, 2011
Vicky A. Bailey

/s/ Nuno Brandolini	Director	June 30, 2011
Nuno Brandolini

/s/ Keith F. Carney	Director	June 30, 2011
Keith F. Carney

/s/ John M. Deutch	Director	June 30, 2011
John M. Deutch

/s/ Paul J. Hoenmans	Director	June 30, 2011
Paul J. Hoenmans

/s/ David B. Kilpatrick	Director	June 30, 2011
David B. Kilpatrick

/s/ G. Andrea Botta	Director	June 30, 2011
G. Andrea Botta

/s/ Walter L. Williams	Director	June 30, 2011
Walter L. Williams

EXHIBIT INDEX

Exhibit No.	Description
†4.1
Restated Certificate of Incorporation of the Company. (Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004 (SEC File No. 001-16383), filed on August 10, 2004).

†4.2
Certificate of Amendment of Restated Certificate of Incorporation of the Company. (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (SEC File No. 001-16383), filed on February 8, 2005).

†4.3
Certificate of Amendment of Restated Certificate of Incorporation of the Company. (Incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-8 (SEC File No. 333-160017), filed on June 16, 2009).

†4.4	Amended and Restated By-laws of the Company. (Incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-8 (SEC File No. 333-112379), filed on January 30, 2004).
†4.5
Amendment No. 1 to Amended and Restated By-laws of the Company. (Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q (SEC File No. 001-16383), filed on May 6, 2005).

†4.6
Amendment No. 2, dated September 6, 2007, to the Amended and Restated By-Laws of Cheniere Energy, Inc. (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (SEC File No. 001-16383), filed on September 12, 2007).

†4.7
Specimen Common Stock Certificate of the Company. (Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Commission File No. 333-10905), filed on August 27, 1996).

†4.8
Certificate of Designation of Series A Junior Participating Preferred Stock. (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (Commission File No. 001 16383), filed on October 14, 2004).

†4.9
Rights Agreement by and between the Company and U.S. Stock Transfer Corp., as Rights Agent, dated as of October 14, 2004. (Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K (Commission File No. 001-16383), filed on October 14, 2004).

†4.10
First Amendment to Rights Agreement by and between the Company and U.S. Stock Transfer Corp., as Rights Agent, dated January 24, 2005. (Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K (Commission File No. 001-16383), filed on January 24, 2005).

†4.11
Second Amendment to Rights Agreement by and between the Company and Computershare Trust Company, N.A. (formerly U.S. Stock Transfer Corp.), as Rights Agent, dated as of October 24, 2008. (Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K (Commission File No. 001-16383), filed on October 24, 2008).

†4.12
Certificate of Designations of Series B Preferred Stock of Cheniere Energy, Inc. (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (Commission File No. 001-16383), filed on August 18, 2008).

†4.13
Amended and Restated Certificate of Designations of Series B Preferred Stock of Cheniere Energy, Inc. (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (Commission File No. 001-16383), filed on December 23, 2010).

†4.14
Form of Series B Preferred Stock Certificate of Cheniere Energy, Inc. (Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K (Commission File No. 001-16383), filed on August 18, 2008).

†4.15	Cheniere Energy, Inc. 2011 Incentive Plan. (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K (Commission File No. 001-16383), filed on June 22, 2011).
*5.1	Opinion of Andrews Kurth LLP.
*23.1	Consent of Andrews Kurth LLP (included in Exhibit 5.1).
*23.2	Consent of Ernst & Young LLP.
*24.1	Powers of Attorney (included on signature page).

†Incorporated by reference.
* Filed herewith.